Exhibit 99.1

December 9, 2022

LHAA Announces Key Dates in Connection with December 14, 2022 Termination Date and Liquidation

NEW YORK, NY, December 9, 2022—(BUSINESS WIRE)—On December 9, 2022, Lerer Hippeau Acquisition Corp. (“LHAA” or the “Company”) announced that in accordance with the previously announced December 14, 2022 termination date set by its Board of Directors pursuant to an amendment (the “Charter Amendment”) to its Amended and Restated Certificate of Incorporation (the “Charter”) which was filed with the Secretary of State of the State of Delaware on December 7, 2022, the Company expects to redeem all outstanding public shares of the Company on or about December 14, 2022, and in any event by December 28, 2022, following which the Company will be dissolved, liquidated and wound up.

The Company has also requested the Nasdaq Stock Market to suspend trading of its Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”) effective before the opening of trading on December 14, 2022 and file with the Securities and Exchange Commission the forms necessary to delist the Company’s Class A Common Stock.

Pursuant to the Charter, the public shares of Class A Common Stock will be redeemed at a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the trust account, including interest (net of taxes payable and $100,000 to pay dissolution expenses, which have already been withdrawn) (the “Redemption Amount”), by (B) the total number of then outstanding public shares of Class A Common Stock. The redemption will completely extinguish rights of holders of public shares of Class A Common Stock.

Following the redemptions in connection with the approval and implementation of the Charter Amendment and after taking into account withdrawals for taxes and dissolution expenses, the total amount held in the trust account was approximately $1,201,718.46, and a total of 119,083 public shares of Class A Common Stock were outstanding. The Company estimates that the total Redemption Amount will be approximately $1,201,718.46, and the per-share Redemption Amount will be approximately $10.09.

Forward-Looking Statements

The foregoing communication includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the proposed early unwind, de-listing of the Company’s Class A Common Stock and Redemption Amount. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These forward-looking statements speak only as of the date of the foregoing communication, and the Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of the Company, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, for risks and uncertainties related to the Company’s business which may affect the statements made in this communication.

About LHAA

LHAA is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

Media Contact

press@lh-aa.com